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                                                                       EXHIBIT 4

                       ALLEGHANY UNDERWRITING HOLDINGS LTD
                                Gracechurch House
                              55 Gracechurch Street
                                 London EC3V 0JP


                                          July 13, 2000

Mr T J Hess
Managing Director
Alleghany Underwriting Holdings Ltd
Gracechurch House
55 Gracechurch Street
London EC3V 0JP

          Re:  Stock Options

Dear Mr Hess:

                On October 3, 1997, your employer Underwriters Re Group, Inc. ("URG") granted to you options to purchase an aggregate 15,791 shares of common stock of URG's parent Alleghany Corporation ("Alleghany"), subject to adjustment (the "Old Options"). On May 10, 2000, Alleghany sold URG to Swiss Re America Holding Corporation. Upon such sale, you were no longer an employee of URG or a subsidiary of URG but remained an employee of Alleghany's subsidiary Alleghany Underwriting Holdings Ltd (the "Company"). In consideration of your continued employment with the Company and its subsidiaries, the Company hereby grants to you options in substitution for the Old Options, on the terms and conditions set forth below.

1. Definitions. All terms used herein which are not otherwise defined herein shall have the following respective meanings:

        a.      "Board" means the Board of Directors of the Company.

        b.      "Code" means the Internal Revenue Code of 1986, as amended.

        c. "Committee" means the remuneration committee of the Board, consisting of directors who are not employees of the Company or a Subsidiary.

        d. "Common Stock" means shares of Common Stock, par value $1.00 per share, of Alleghany.

        e. "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Section 6 hereof.

        f. "Fair Market Value" means the mean of the high and low sales prices of Alleghany Common Stock on the relevant date as reported on the New York Stock Exchange, or, if no sale is made on such date, the average of the mean of


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                the high and low sales prices of Alleghany Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the New York Stock Exchange.

        g. "First Option" means the Option granted in clause (i) of Section 2 hereof.

        h. "Old Options" means options granted on October 3, 1997 under the Underwriters Re Group, Inc. 1997 Stock Option Plan to purchase 8,618, 4,782 and 2,391 shares of Common Stock at Option Prices of $122.87, $125.48 and $212.69 per share, respectively, which, as adjusted for the spin-off by Alleghany of Chicago Title Corporation in June 1998, for Alleghany's 2% stock dividends paid in April 1999 and April 2000 and for the previous exercise of options, currently represent options to purchase 11,296, 8,162 and 4,081 shares of Common Stock at Option Prices of $71.98, $73.51 and $124.61 per share, respectively.

        i. "Options" mean the options to purchase shares of Alleghany Common Stock granted in Section 2 hereof.

        j.      "Option Agreement" means this agreement.

        k. "Option Price" means the price per share of Alleghany Common Stock at which the respective Option may be exercised.

        l.      "Optionee" means T J Hess.

        m. "Optionee's Estate" means, collectively, the Optionee's executors, administrators, testamentary trustees, legatees or beneficiaries.

        n. "Permanent Disability" means the inability of the Optionee, as a result of physical or mental illness or incapacity, to perform his duties with the Company or a Subsidiary for a period of four consecutive months or for an aggregate of more than six months in any twelve-month period.

        o.      "Second Option" means the Option granted in clause (ii) of
                Section 2 hereof.

        p. "Subsidiary" means an entity at least 50 percent of the total combined voting power of all classes of stock is owned by the Company, either directly or through one or more other Subsidiaries.

        q.      "Third Option" means the Option granted in clause (iii) of
                Section 2 hereof.

2. Grant of Options. Subject to the terms and conditions of this Option Agreement, the Company hereby grants to the Optionee Options to purchase
        (i) 11,296 shares of Alleghany Common Stock from the Company at the purchase price of $71.98 per share, as the same may be adjusted from time to time as provided herein, (ii) 8,162 shares of Alleghany Common Stock from the Company at the purchase price of $73.51 per share, as the same may be adjusted from time to time as provided herein, and (iii) 4,081 shares of Alleghany Common Stock from the Company at the purchase


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        price of $124.61 per share, as the same may be adjusted from time to time as provided herein. The Optionee hereby acknowledges and agrees that the grant of Options set forth herein is in replacement of the Old Options, which are hereby cancelled without value and are of no further force or effect. The Optionee promptly will surrender the Old Options for cancellation.

3. Administration. This Option Agreement and any exercise of Options shall be administered by the Committee. In addition to any other powers granted to the Committee, it shall have the following powers, subject to the express provisions of this Option Agreement:

        a.      to construe and interpret this Option Agreement;

        b. to provide for any tax or national insurance withholding or any other withholding required by law, including, without limitation, through retention of shares of Alleghany Common Stock otherwise issuable upon the exercise of an Option or by delivery of shares of Alleghany Common Stock to the Company by the Optionee, to the extent and under such terms and conditions as the Committee deems appropriate; and

        c. to make all other determinations and take all other actions necessary or advisable for the administration of this Option Agreement.

        Any determinations made or actions taken by the Committee in connection with this Option Agreement shall be binding and final.

4.      Terms of the Options.

        a. Type of Option. The Options are intended to be nonstatutory stock options, and are not incentive stock options within the meaning of section 422 of the Code.

        b. Option Period. The Options may be exercised with respect to full shares of Alleghany Common Stock (and no fractional shares shall be issued) as follows:

                i. the First Option and the Second Option shall be fully exercisable beginning on the date hereof;

                ii. the Third Option shall (A) be exercisable with respect to a cumulative maximum of 75% of the shares of Alleghany Common Stock subject to such Option beginning on the date hereof and (B) be fully exercisable beginning on October 1, 2000;

                iii. the Options shall be forfeited by the Optionee to the extent not exercisable upon termination of the Optionee's employment with the Company or a Subsidiary for any reason; and

                iv. the Options shall expire if not exercised prior to the earliest of: (1) with respect to the First Option, October 7, 2003, (2) with respect to the Second


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                        Option, October 1, 2004, (3) with respect to the Third
                        Option, October 1, 2006, (4) with respect to all of the Options, three months after termination of the Optionee's employment with the Company or a Subsidiary for any reason except death or Permanent Disability, and
                        (5) with respect to all of the Options, one year after termination of the Optionee's employment with the Company or a Subsidiary by reason of death or Permanent Disability.

5. Restrictions on the Transfer of Options. The Optionee shall not, and no action taken by the Optionee shall be effective to, directly or indirectly, sell, distribute, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber the Options or any interest therein (all of which acts shall be deemed included in the term "transfer" as used in this Option Agreement), except that transfer of the Options is permitted (i) to the Company or Alleghany upon their consent, or (ii) to the Optionee's Estate upon the Optionee's death, provided that the Optionee's Estate agrees to be bound by the terms of this Option Agreement.

6.      Exercise.

        a. Notice. The Options shall be exercised, in whole or in part, by the delivery to the Company of written notice of such exercise, in such form as the Committee may from time to time prescribe, accompanied by (i) full payment of the Option Price with respect to that portion of an Option being exercised, and (ii) full payment of any amounts required to be withheld pursuant to applicable tax, national insurance or other laws in connection with such exercise. Until the Committee notifies the Optionee to the contrary, the form attached to this Option Agreement as Exhibit A shall be used to exercise the Options.

        b. Payment of the Option Price. In order to exercise an Option, in whole or in part, the notice to the Company required under clause (a) above must be accompanied by full payment of the Option Price for the shares of Alleghany Common Stock with respect to which such Option is exercised. The Optionee may pay the Option Price in cash, by delivering duly endorsed certificates representing whole shares of Alleghany Common Stock having a Fair Market Value on the Date of Exercise equal to that portion of the Option Price being paid by delivery of such shares, or through a combination of cash and shares of Alleghany Common Stock so valued, subject to such terms and conditions as the Committee may from time to time establish.

        c. Payment of Withholding. An Optionee may elect in the notice of exercise to satisfy applicable tax, national insurance or other withholding requirements by payment of cash or, subject to such terms and conditions as the Committee may from time to time establish, through retention by the Company of shares of Alleghany Common Stock otherwise issuable upon exercise of such Option or by delivery to the Company of previously acquired shares of Alleghany Common Stock.


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        d.      Effect. The exercise, in whole or in part, of an Option shall cause a reduction in the number of unexercised shares of Alleghany Common Stock subject to such Option equal to the number of shares of Alleghany Common Stock with respect to which such Option is exercised.

7. Restrictions on the Exercise of Options. Notwithstanding any other provision of this Option Agreement, the Optionee agrees, for such Optionee and such Optionee's Estate, that the Options may not be exercised at any time that Alleghany does not have in effect a registration statement under the Securities Act of 1933, as amended, relating to the offer of shares of Alleghany Common Stock to the Optionee under this Option Agreement, unless the Optionee furnishes to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such registration is not required, or unless the Company agrees to permit such exercise. The Optionee further agrees, for such Optionee and such Optionee's Estate, that, upon the issuance of any shares of Alleghany Common Stock upon the exercise of an Option, such Optionee or such Optionee's Estate will, upon the request of the Company, agree in writing that such Optionee or such Optionee's Estate is acquiring such shares for investment only and not with a view to resale.

8. Capital Adjustments. The number and class of shares of Alleghany Common Stock subject to each Option and the Option Price thereof shall be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by Alleghany after the date hereof, subject to the approval of the Compensation Committee of the Board of Directors of Alleghany.

9. Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares of Alleghany Common Stock subject to the Options until and unless a certificate or certificates representing such shares are issued to the Optionee pursuant to this Option Agreement. Except as the Committee may determine pursuant Section 8 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10. Employment. Neither the granting of the Options evidenced by this Option Agreement nor any term or provision of this Option Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company, a Subsidiary or Alleghany to employ the Optionee for any period.

11. No Other Rights. This Option Agreement shall not confer upon the Optionee any legal or equitable right against the Company, any Subsidiary, Alleghany or the Committee, except as expressly provided in this Option Agreement.

12. Governing Law. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.


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                IN WITNESS WHEREOF, the Company has caused this Option Agreement to be signed on its behalf effective as of the date hereof.


                                      ALLEGHANY UNDERWRITING HOLDINGS LTD


                                      By:  /s/ D M Slade
                                         ---------------------------------------
                                         D M Slade
                                         Deputy Chairman

All of the terms and conditions of this
Option Agreement are accepted and agreed to as of the date first above written:


  /s/ Todd J. Hess
----------------------------------------
T J Hess


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                                                                       Exhibit A


                               EXERCISE OF OPTION


Secretary
Alleghany Underwriting Holdings Ltd
Gracechurch House
55 Gracechurch Street
London  EC3V 0JP

                The undersigned Optionee under the option agreement, dated __ July 2000 (the "Option Agreement"), hereby irrevocably elects to exercise the [First/Second/Third] Option granted in the Option Agreement to purchase _____ shares of common stock, par value $1.00 per share, of Alleghany Corporation, and herewith makes payment of the option price of $____ in the form of ________ [cash, shares, cash plus shares (indicate amount of each)].

                [IF APPLICABLE, INCLUDE] [In addition, the undersigned hereby elects to have the tax, national insurance or other withholding requirements imposed upon this exercise of the Option met by ____ [retention of shares otherwise issuable upon such exercise, delivery of shares, or both (indicate amount of each)].

                             Signature of Optionee:
                                                   -----------------------------
                                                             T J Hess

                             Date:
                                  ----------------------------------------------

                             Received by Alleghany Underwriting Holdings Ltd

                             By:
                                ------------------------------------------------

                             Date of Receipt:
                                             -----------------------------------

Note: Shares being delivered in payment of all or any part of the option price or tax, national insurance or other withholding requirements must be represented by a certificate or certificates registered in the name of the Optionee and duly endorsed by the Optionee and by each and every other co-owner in whose name the shares may also be registered.